Exhibit __._

Annex C

CANNABIS BIOSCIENCE INTERNATIONAL HOLDINGS. INC.

CODE OF CONDUCT

1.	Introduction

Cannabis Bioscience International Holdings, Inc. and its subsidiaries (collectively, the “Company”) aspires always to act in ways that reflect the highest standards of corporate behavior, conduct itself in a legal and ethical manner and encourage its personnel to do so. The Company seeks to develop and maintain relationships of trust between the Company and its personnel, on the one hand, and, on the other hand, government officials, regulatory authorities, health care professionals, patients, suppliers, customers and investors is essential and expected. Obeying the law in letter and in spirit is the foundation of the Company’s ethical standards. In furtherance of these goals, the Company has adopted this Code of Conduct (the “Code”), which sets forth the Company’s requirements and expectations for legal and ethical business behavior for the Company and its directors, officers, employees and agents (“Covered Persons”).

Adherence to this Code is a condition of employment with the Company and serving as an officer or director.

2.	Responsibilities

Covered Persons are expected (i) to understand this Code and (ii) to conduct themselves in accordance with its provisions to avoid wrongdoing or improper behavior or the appearance of wrongdoing or improper behavior. Any Covered Person who becomes aware of conduct that violates, or could violate, laws, rules and regulations (collectively, “Laws”) or the Code must promptly report it to the Chief Executive Officer (the “CEO”) or a director of the Company. Failure to do so violates this Code.

3.	Honest and Ethical Conduct

Every Covered Person shall act honestly, ethically and with personal and professional integrity, and shall not tolerate others who fail to do so. Covered Persons shall be direct, honest and truthful in discussions with, or requests for information from, the CEO, the Board, regulatory agency officials and government officials. as well as in dealings with customers and shareholders.

4.	Compliance with Laws

Every Covered Person shall comply with all Laws applicable to the Company and to him in conducting the Company’s business. Although not all Covered Persons are expected to know the details of these Laws, it is important to understand enough to determine when it is necessary or appropriate to seek advice from persons who can provide guidance on such matters.

5.	Conflicts of Interest

Every Covered Person shall avoid business, financial or other direct or indirect relationships that conflict with the interests of the Company or compromise his loyalty to the Company, including, without limitation, (i) working for or acting as a consultant to a competitor, customer, or supplier while an employee of the Company, (ii) receiving directly or indirectly an improper personal benefit from a competitor, customer, or supplier or (iii) participating in a joint venture, partnership or other business arrangement with competitor, customer, or supplier without the prior approval of a disinterested member of the Board. For purposes of this Code, “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

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6.	Corporate Opportunities

Every Covered Person (i) shall offer to the Company any opportunity related to the Company’s business that he discovers as a result of his relationship with the Company and shall not pursue such opportunity unless the Board declines to pursue it and shall pursue it only on such terms as the Board may reasonably prescribe, (ii) shall not use Company property or information for personal gain or

(iii) compete with the Company.

7.	Accounting

The Company’s shall comply with all applicable financial reporting and accounting regulations. If any Covered Person has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters, he is encouraged to submit such concerns or complaints to the CEO.

8.	Fair Dealing

The Company seeks to outperform its competition fairly and honestly and to seek competitive advantage through superior performance without engaging in unethical or illegal business practices, including appropriating proprietary information or trade secrets. Covered Persons should respect the rights of and deal fairly with the Company’s guests, suppliers, consultants, competitors, employees, officers and other persons with whom the Company transacts business.

9.	Confidentiality

Covered Persons shall maintain the confidentiality of information entrusted to them by the Company, except when disclosure is authorized or legally required. Confidential information includes all nonpublic information that might be of use to competitors or harmful to the Company, its suppliers or its customers, and includes information that suppliers, customers, individuals or institutions involved in clinical trials or other product development activities have provided to the Company. Covered persons shall respect propri- etary information used by persons or entities with which the Company does business. Proprietary information obtained through improper means may never be used by any Covered Person.

10.	Insider Trading

Insider trading is governed by the Company’s Insider Trading Policy. Contravention of that policy is a contravention of this Code.

11.	Business Records

The Company’s books, financial records and accounts shall be maintained or prepared in compliance with Law and the Com- pany’s system of internal controls.

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The Company has established and implemented appropriate internal accounting controls to ensure the safeguarding of the Company’s assets and the accuracy of its financial records and reports in accordance with its needs and the requirements of Law. Covered Persons shall follow the accounting practices and procedures that are adopted to ensure complete and accurate recording of all transactions. All Covered Persons, within their areas of responsibility, are expected to adhere to these procedures. No false, misleading or artificial entries may be made by any Covered Person in the books and records of the Company. No Covered Person may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records.

The Company shall retain and safeguard its records for as long as required by Law and thereafter, for a period determined by its records retention policy. If records are required in connection with a lawsuit or government investigation, they shall be preserved and their disposal suspended. If an employee is uncertain whether records under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the CEO.

12.	Company Information

Covered Persons shall not disclose nonpublic material information concerning the Company to any person or entity unless they are authorized by the CEO. Covered Persons shall maintain and use personal, sensitive or nonpublic information about employees, customers, patients, clinical trial participants and others with whom we conduct business, including health information, in accordance with Law and the Company’s policies and procedures.

Without the approval of the CEO, Covered Persons shall not disclose and shall safeguard the Company’s confidential or proprietary information. “Confidential information” is information that the Company considers private and is not known outside the Company. “Proprietary information” is information the Company owns, develops, pays to have developed, or to which it has rights. It includes intellectual property, know-how and information regarding products or processes for which the company may seek a patent.

Covered Persons may not share confidential or proprietary information with any person who does not have a legitimate business reason for knowing it, including fellow employees, Family Members and friends. Any confidential or proprietary information disclosed to a third party that is not a Covered Person or the Company’s accountants and legal counsel shall be provided under a nondisclosure agreement approved by the CEO.

13.	Use of Company Property Voice Mail and E-Mail

Covered Persons shall protect the Company’s assets and use them appropriately and efficiently only for legitimate business purposes. Employees shall not use the Company’s name, any brand name or trademark owned by or associated with the Company or its letterhead stationery for any personal purpose.

Covered Persons who use our technology in their employment shall use it appropriately and securely. E-mail, voice mail and computers shall be used for business purposes, except that reasonable and limited personal use thereof is permissible, provided that it is not used for inappropriate or unlawful purposes, including viewing, storing or transmitting pornographic or obscene material. The Company may monitor the use of its equipment and no Covered Person should expect privacy in such use.

14.	Clinical Trials

The Company shall conduct clinical trials in accordance with all applicable ethical standards and requirements of Law, including informed consent procedures, under the direction of experienced investigators and in compliance with protocols that have received all necessary prior approvals. In furtherance of the foregoing, (i) trial subjects shall not be exposed to unnecessary risks, (ii) they will be informed of the nature and purpose of the clinical trial and the risks of participation therein and (iii) Laws regarding privacy and confidentiality shall be observed. The personal data of participants in clinical trials shall be kept secure and confidential and used solely for the purpose for which such data were obtained.

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15.	Products and Marketing

The Company shall conduct, and require that entities that manufacture its products conduct, manufacturing operations in compliance with applicable regulatory requirements, good manufacturing practices and rigorous quality standards.

The Company shall act with integrity in its marketing practices, including labeling and advertising and promotional programs.

16.	Vendors

The Company shall encourage its vendors to comply with all relevant regulatory requirements. An employee who is responsible for a vendor’s contract shall take measures to ensure that the vendor understands that, in performing its obligations under the contract, the vendor adheres to these requirements. Employees who are concerned that a vendor is not conducting its activities in compliance with the Company’s policies should report their concerns to the CEO.

The Company shall select vendors based on the merits of their products, services and business practices and shall purchase supplies based on quality, service, price and other terms and conditions of sale.

The Company shall not establish a business relationship with a vendor if the Company is aware that the Vendor’s business practices contravene applicable Law or this Code.

17.	The Environment

The Company shall conduct its business in an environmentally responsible manner.

18.	Bribery and Corruption

The Company shall not contravene or permit Covered Persons to contravene, the Foreign Corrupt Practices Act of 1977, the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law relating to bribery corruption. This policy applies to all Covered Persons.

Pursuant to this policy:

•        No Covered Person shall, directly or indirectly, give, offer or agree to give anything of value to a public official or a third party for the benefit of a public official (a) as consideration for an act or omission by the official in connection with the performance of his duties or (b) to induce him to use his position to influence any acts or decisions of the government for which he performs his duties. The term “public official” includes (i) any person who holds a legislative, administrative or judicial position of a state; a person who performs public duties or functions for a state, including a person employed by a board, commission, corporation state-owned company or other body or authority established to perform a duty or function on behalf of a state, or is performing such duty or function and (ii) an official or agent of a public international organization that is formed by two or more states or governments, or by two or more such public international organizations. A “state” means any country and includes any political subdivision of that country (such as a province or territory); the government, and any department or branch of that country or of a political subdivision of that country; or any agency of that country or of a political sub-division of that country. A question about whether a person is a public official should be directed to the CEO.

•        Covered Persons may not make or authorize reimbursements or payments to a public official without prior authoriza- tion from the CEO.

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•        Unless authorized by the CEO, no Covered Person shall make “facilitation payments” or “kickbacks” of any kind, even if permitted under applicable Law. Facilitation payments are typically small, unofficial payments made to secure or expedite a routine government action by a government official (such as the issuance of permits, licenses, or the provision of mail pick-up and delivery). Kickbacks are payments made in return for a business favor or advantage, including discounts or other cash incentives.

•        Covered Persons shall not reimburse or offer to reimburse the travel and lodging expenses of a public official, even if they are bona fide and reasonable, without the prior approval of the CEO.

•        Without the approval of the CEO, a Covered Person may not agree to support financially development initiatives of communities in proximity to its operations or make charitable contributions.

•        No Covered Person shall contribute or provide any financial support to any political party or candidate on behalf of the Company without the prior approval of the CEO. In undertaking any political activity that is not prohibited by this or other policies of the Company, Covered Persons will be deemed to be acting personally.

This policy does not prohibit normal, appropriate and modest hospitality, including modest gifts, to or from third parties. In determining the propriety of hospitality, Covered Persons should consider whether it is reasonable, justifiable and modest and whether the intention of the third party is to obtain a benefit in return. Hospitality is not prohibited if (i) in the normal course of the Company’s business and without the intention of, or without a reasonable prospect of, influencing a public official to obtain or retain an improper business advantage, to reward the provision or retention of an improper business advantage or in explicit or implicit exchange for favors or benefits, (ii) it complies with applicable local Law, (iii) it does not involve the payment or receipt of cash or a cash equivalent, (iv) it properly recorded and not paid in a way that avoids any approval or disclosure requirement, (v) taking into account the reason for the hospitality, it is of an appropriate type and value in the applicable country or region and given at an appropriate time, (vi) it is given openly and on behalf of the Company and (vii) it is not given or received frequently between the same individuals.

Covered Persons shall report in writing their receipt or giving of hospitality and the reasons therefor.

19.	Political Contributions

Company funds or assets may not be contributed, directly or indirectly, to any political party, committee or candidate, or the holder of any government office within or outside the United States without the prior approval of the CEO, even if the contribution is lawful. Covered Persons shall not be directed or coerced by a director, officer, manager or supervisor to make any such contribution.

20.	The Workplace

(a)	Equality of Opportunity and Harassment

The Company shall not discriminate based upon an employee’s race, religion, national origin, age, gender, disability, sexual preference, political affiliation, marital status or veteran status or in any unlawful way and shall not permit its employees to do so. The Company expects that all relationships among persons in the workplace will be business-like and free of unlawful discrimination, bias, prejudice and harassment, including conduct that is intended to interfere or that has the effect of interfering with another employee’s work performance or creating an environment that is intimidating, hostile, or offensive to the employee.

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(b)	Workplace Safety

The Company shall endeavor to provide a safe and healthy workplace and ensure that its operations do not cause any adverse impact or injury to the environment or the communities in which it operates. Employees shall comply with safety Laws and procedures. If an unsafe condition or practice is discovered, action shall be taken to correct it and prevent its recurrence. Employees shall report a violation of a safety-related Law or procedure and any accident, injury, or any situation presenting a danger of injury.

(c)	Substance Abuse

The Company shall maintain a drug-free work environment. The sale, transfer or possession of illegal drugs or sub- stances on Company premises is prohibited. Reporting to work or any Company business function while under the influence of or impaired by any illegal drug or substance or alcohol is also prohibited.

(d)	Workplace Violence

The Company shall not tolerate physical assault, fighting, statements or actions that could be reasonably construed as a threat of harm to an employee or his property, intimidation or the destruction of property, whether or not owned by the Company. An employee who believes that he may be the target of or threatened with violence or is aware of violent or threatening conduct that could result in harm to an employee or the destruction of property, shall report the situation to his supervisor.

(e)	Criminal Convictions

Covered Persons shall disclose their criminal convictions, including any conviction where an appeal is pending, any plea of guilty or nolo contendere and any participation in a first offender, deferred adjudication or similar disposition under which a judgment of conviction has been withheld on conditions approved by a court.

21.	Waivers

It may be appropriate for a provision of this Code to be waived in an unusual circumstance. A waiver that applies to an executive officer or director may be made only by the Board and, if required, reported to appropriate regulatory authorities and the shareholders. Any other Covered Person seeking a waiver shall obtain the written approval of the CEO. No waiver shall be granted that is not permitted by Law or permits an act that is not permitted under Law.

22.	Implementation and Oversight

The Board shall be responsible for ensuring that this Code meets the Company’s legal and ethical obligations and that Covered Persons comply with it. The CEO shall oversee the implementation of this Code and monitor its suitability, adequacy and effectiveness. Managers shall ensure that those reporting to them are made aware of, understand and comply with this Code.

The Company shall maintain its internal control system to assess compliance with this Code and, if deemed necessary, shall conduct internal assessments, investigations and other measures to determine whether Covered Persons are complying.

The Company may amend this Code to ensure that (i) it conforms to applicable Law, (ii) it meets or exceeds industry standards and (iii) any weaknesses are addressed.

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The Company shall provide copies of this Code and amendments thereto to Covered Persons.

This Code, as it shall be amended, will be posted on the Company’s website. Copies of this Code will be provided to all Covered Persons and other persons determined by the CEO.

Covered Persons shall immediately report any known, suspected or suggested violation of this Code to the CEO or a member of the Board. All such reports (“Reports”) shall be investigated and if warranted, the Company will determine an appropriate response, including corrective action and preventative measures. All reports will be treated confidentially to the extent possible. The Company will maintain a record of all reports under this Code and their investigation and resolution. After consultation with counsel, the Company will promptly report any violation of applicable Law to appropriate authorities.

Covered Persons may contact the Company’s CEO with questions or concerns about the application of this Code.

No Covered person shall suffer detrimental treatment as a result of submitting a Report in good faith or refusing to take part in bribery or corruption. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavorable treatment. If a Covered Em- ployee believes that he has suffered such treatment, he should inform the CEO. If the matter is not remedied, he should raise it formally with the CEO.

23.	Compliance

The Company requires that Covered Persons and, to the extent practicable, persons with whom the Company transacts business, comply with this Code. A Covered Person who is found to have contravened this Code will be subject to disciplinary action, including termination, and in appropriate cases, legal action or referral for regulatory action or criminal prosecution.

24.	Website Disclosure

This Code, as it may be amended, shall be posted on the Company’s website and disclosed elsewhere as required by Law.

Approved: August , 2024

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